As filed with the Securities and Exchange Commission on October 23, 2024.

Registration No. 333-276557

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________

FORM S-1
(Amendment No. 8)
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

________________________________

BRB FOODS INC.
(Exact name of registrant as specified in its charter)

________________________________

Wyoming	2000	92-1196935
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

Rua Doutor Eduardo de Souza Aranha
387 – Conjunto 151
São Paulo, SP, Brazil, 04543-121
+55 4040-5766
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

___________________

Wyoming Discount Registered Agent, Inc.
36 Shadow Brook Lane
Lander, WY 82520
(775) 782-6587
(Name, address, including zip code, and telephone number, including area code, of agent for service)

___________________

Copies to:

Mitchell L. Lampert, Esq. Robinson & Cole LLP 1055 Washington Boulevard Stamford, CT 06901 Tel.: (203) 462-7559	Lawrence S. Venick, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place, Central Hong Kong SAR Tel.: +852-3923-1111

________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company,” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 8 to the Registration Statement on Form S-1 (File No. 333-276557) of BRB Foods Inc. is being filed solely to amend Item 16 of Part II thereof and to file certain exhibits thereto. This Amendment No. 8 does not modify any provision of the preliminary prospectus contained in Part I or Items 13, 14, 15 or 17 of Part II of the Registration Statement. Accordingly, the preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses, all of which will be borne by the registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the SEC registration fee, the Nasdaq listing fee and the FINRA filing fee.

Amount to be paid
SEC registration fee	$2,951.56
FINRA filing fee	$2,250
Nasdaq listing fee	$55,000
Transfer agent and registrar fees	$45,300
Accounting fees and expenses	$175,000
Legal fees and expenses	$400,000
Printing expenses	$1,500
Miscellaneous expenses	$42,998.44
Total	$725,000

Item 14. Indemnification of Directors and Officers.

Our directors and officers are indemnified as provided by the Wyoming Business Corporation Act (the “WBCA”), and our Bylaws.

Wyoming Business Corporation Act

The WBCA, provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein.

The WBCA provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to the WBCA; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The WBCA provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to the WBCA; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Our Bylaws

Our bylaws provide that any director or officer acting in good faith, with reasonable and prudent care, and in the best interests of the Company, who is involved in litigation by reason of his or her position as a director or officer of the Company shall be indemnified and held harmless by the Company.

In addition, we have entered into indemnification agreements with each of our current directors and executive officers. The indemnification agreements provide for indemnification against certain liabilities and expenses incurred by such persons in connection with claims made by reason of such person being a director or executive officer of the Company.

Item 15. Recent Sales of Unregistered Securities.

2023A Convertible Note Offering

On February 17, 2023, we closed a private placement (the “2023A Convertible Note Offering”) of a convertible note (the “2023A Convertible Note”) to an accredited investor pursuant to Rule 506 of Regulation D of the Securities Act. The 2023A Convertible Note has an annual rate of return of six and one-half percent (6.5%) per annum, payable as a Payment-in-Kind in the Company’s common stock valued, at a price equal to sixty five percent (65%) of the per share price of securities sold in this offering, at the Maturity Date of the 2023A Convertible Note.

The 2023A Convertible Note shall mature nine (9) months from the closing date of the 2023A Convertible Note Offering (the “Maturity Date”). The outstanding principal balance of the 2023A Convertible Note and all accrued interest shall automatically convert into common stock of the Company immediately prior to the Company’s receipt of an effective order from the SEC declaring the registration statement of its initial public offering effective.

As of February 17, 2023, $100,000 of the 2023A Convertible Note have been sold. No offers are being taken as a result of the filing of this registration statement.

2023B Convertible Note Offering

On August 4, 2023, we closed a private placement (the “2023B Convertible Note Offering”) of a convertible note (the “2023B Convertible Note”) to an accredited investor pursuant to Rule 506 of Regulation D of the Securities Act. The 2023B Convertible Note has an annual rate of return of twelve and one-half percent (12.5%) per annum, payable as a Payment-in-Kind in the Company’s common stock valued, at a price equal to sixty five percent (65%) of the per share price of securities sold in this offering, at the Maturity Date of the 2023B Convertible Note.

The 2023B Convertible Note shall mature nine (9) months from the closing date of the 2023B Convertible Note Offering (the “Maturity Date”). The outstanding principal balance of the 2023B Convertible Note and all accrued interest shall automatically convert into common stock of the Company immediately prior to the Company’s receipt of an effective order from the SEC declaring the registration statement of its initial public offering effective.

As of August 4, 2023, $150,000 of the 2023B Convertible Note have been sold. No offers are being taken as a result of the filing of this registration statement.

2023C Convertible Note Offering

On October 13, 2023, we closed a private placement (the “2023C Convertible Note Offering”) of a convertible note (the “2023C Convertible Note”) to an accredited investor pursuant to Rule 506 of Regulation D of the Securities Act. The 2023C Convertible Note has an annual rate of return of twelve and one-half percent (12.5%) per annum, payable as a Payment-in-Kind in the Company’s common stock valued, at a price equal to sixty five percent (65%) of the per share price of securities sold in this offering, at the Maturity Date of the 2023C Convertible Note.

The 2023C Convertible Note shall mature nine (9) months from the closing date of the 2023C Convertible Note Offering (the “Maturity Date”). The outstanding principal balance of the 2023C Convertible Note and all accrued interest shall automatically convert into common stock of the Company immediately prior to the Company’s receipt of an effective order from the SEC declaring the registration statement of its initial public offering effective. As of October 13, 2023, $43,200 of the 2023C Convertible Note have been sold. No offers are being taken as a result of the filing of this registration statement.

2024 Convertible Note Offering

On February 15, 2024, we closed a private placement (the “2024 Convertible Note Offering”) of a convertible note (the “2024 Convertible Note”) to an accredited investor pursuant to Rule 506 of Regulation D of the Securities Act. The 2024 Convertible Note has an annual rate of return of six and one-half percent (6.5%) per annum, payable as a Payment-in-Kind in the Company’s common stock valued, at a price equal to sixty five percent (65%) of the per share price of securities sold in this offering, at the Maturity Date of the 2024 Convertible Note.

The 2024 Convertible Note shall mature nine (9) months from the closing date of the 2024 Convertible Note Offering (the “Maturity Date”). Additionally, the Company shall issue with the 2024 Convertible Notes warrants to purchase up to $100,000 of the Company’s common stock (the “Warrants”) and the Warrants shall be exercisable for a period of three (3) years at a price equal to one hundred and twenty five percent (125%) of the per share price of the securities sold in this offering. All or parts of the outstanding principal balance and accrued interest of the 2024 Convertible Note may be converted into common stock of the Company, at the sole discretion of the note holder, immediately prior to the Company’s receipt of an effective order from the SEC declaring the registration statement of its initial public offering effective (the “Financing Event”). Additionally, the 2024 Convertible Note provides for a true-up issuance of additional shares of our common stock to the note holder in the event the conversion price on the date which is 20 trading days after the Financing Event is less than the conversion price on the date of the Financing Event. As of February 15, 2023, $100,000 of the 2024 Convertible Note have been sold. No offers are being taken as a result of the filing of this registration statement.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
1.1***	Form of Underwriting Agreement
3.1***	Articles of Continuance
3.2***	Articles of Incorporation, dated October 13, 2022
3.3***	Bylaws
4.1***	Specimen Common Stock Certificate
4.2***	Form of Representative’s Warrant
4.3***	2023 Equity Incentive Plan
5.1***	Opinion of The McCabe Law Firm PC
8.1***	Opinion of Kherner International A. A. Ltd., Company’s Brazil tax counsel, regarding certain Brazil tax matters
10.1***

IP License Out (Nutrition & Ice Cream) Agreement, effective March 1, 2023, by and between Conopco, Inc., d/b/a Unilever, and BR Brands Ltda. (portions of the exhibit will be omitted pursuant to Item 601 of Regulation S-K)

10.2***	IP License Out (Foods) Agreement, effective December 1, 2022, by and between Unilever Brasil Ltda. and BR Brands Ltda. (portions of the exhibit will be omitted pursuant to Item 601 of Regulation S-K)
10.3***

IP License Out (Nutrition & Ice Cream) Agreement, effective July 1, 2023, by and between Unilever IP Holdings B.V. and BR Brands Ltda. (portions of the exhibit will be omitted pursuant to Item 601 of Regulation S-K)

10.4***

IP License Out (Nutrition & Ice Cream) Agreement, effective March 1, 2023, by and between Mae Terra Produtos Naturais Ltda. and BR Brands Ltda. (portions of the exhibit will be omitted pursuant to Item 601 of Regulation S-K)

10.5***	Form of Convertible Note for 2023A Convertible Note Offering
10.6***	Form of Convertible Note for 2023B Convertible Note Offering
10.7***	Form of Convertible Note for 2023C Convertible Note Offering
10.8***	Employment Agreement, dated June 30, 2023, by and between BRB Foods Ltd, BR Brands S.A. and Bruno Bonifacio
10.9***	Employment Agreement, dated June 30, 2023, by and between BRB Foods Ltd, BR Brands S.A. and Paulo Bonifacio
10.10***	Form of Convertible Note for 2024 Convertible Note Offering
10.11***	Employment Agreement, dated April 3, 2024, by and between BRB Foods Ltd, BR Brands S.A. and Leonardo Pucci Burti
10.12***	Restricted Stock Unit Grant Agreement, dated June 30, 2023, by and between BRB Foods Ltd and Edinaldo Souza

Exhibit No.	Description
10.13***	Restricted Stock Unit Grant Agreement, dated June 30, 2023, by and between BRB Foods Ltd and Emanuel Balaz
10.14***	Restricted Stock Unit Grant Agreement, dated April 3, 2024, by and between BRB Foods Inc. and Leonardo Pucci Burti
14.1***	Code of Business Conduct and Ethics
14.2***	Form of Lock-Up Agreement
21.1***	List of Subsidiaries of Registrant
23.1*	Consent of Russell Bedford GM Auditores Independentes S/S
23.2***	Consent of The McCabe Law Firm PC (included in Exhibit 5.1)
24.1***	Power of Attorney (included on the signature page of this Registration Statement)
99.1***	Audit Committee Charter
99.2***	Compensation Committee Charter
99.3***	Nominating and Corporate Governance Committee Charter
99.4***	Opinion of Cescon, Barrieu, Flesch & Barreto Advogados regarding certain Brazil legal matters
107***	Filing Fee Table

____________

*        Filed herewith.

**      To be filed by amendment.

***    Previously filed.

****  Portions of this exhibit have been omitted in accordance with Item 601(b)(10) of Regulation S-K.

Item 17. Undertakings.

(a)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)    The undersigned Registrant hereby undertakes that:

(1)    For File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(a)     Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)    Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(c)     Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

(3)    For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of São Paulo, Brazil, on October 23, 2024.

BRB FOODS INC.
By:	/s/ Bruno Bonifacio
	Name:	Bruno Bonifacio
	Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruno Bonifacio his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement (and to any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Person	Title	Date
/s/ Bruno Bonifacio	Chief Executive Officer and Director	October 23, 2024
Bruno Bonifacio	(Principal Executive Officer)
/s/ Paulo R. Bonifacio	President	October 23, 2024
Paulo R. Bonifacio
/s/ Leonardo Pucci Burti	Chief Financial Officer and Director	October 23, 2024
Leonardo Pucci Burti	(Principal Financial and Accounting Officer)
/s/ Joel A. Gallo	Director	October 23, 2024
Joel A. Gallo
/s/ Jacques Benoliel	Director	October 23, 2024
Jacques Benoliel